Exhibit N1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Hercules Capital, Inc. of our report dated February 23, 2021, relating to the financial statements, financial statement schedule, senior securities table and the effectiveness of internal control over financial reporting, which appears in Hercules Capital, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the references to us under the headings “Experts”, “Financial Highlights” and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

December 17, 2021